Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of May 28, 2007 by and among Harbin SenRun Forest Development Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Harbin SenRun”), Everwin Development Ltd, a corporation organized under the laws of British Virgin Islands (“Everwin”), Jin Yuan Global Limited, a corporation organized under the laws of the Hong Kong SAR of the People’s Republic of China (“Hong Kong Jin Yuan”), the Jin Yuan Global Limited Trust, a Hong Kong trust created pursuant to a Trust and Indemnity Agreement dated March 10, 2007 (the “Jin Yuan Global Limited Trust”) (Everwin, Hong Kong Jin Yuan and the Jin Yuan Global Limited Trust being hereinafter referred to as the “SenRun Shareholders”), Patriot Investment Corporation, a Nevada corporation (the “Company”), Bradley Shepherd, an officer, director and principal shareholder of the Company (“Shepherd”), and Mark N. Schneider, a Utah Professional Corporation (the “Escrow Agent”).

Recitals

WHEREAS, the Company, Harbin SenRun, Hong Kong Jin Yuan and the Jin Yuan Global Limited Trust entered into a letter of intent agreement dated as of April 25, 2007 (the “Letter Agreement”), pursuant to which the Company will acquire all the share capital of Harbin SenRun from the SenRun Shareholders in exchange for 3,000,000 shares of the Company’s common stock pursuant to a share exchange agreement to be entered into among the parties, and Shepherd and Todd Gee, shareholders of the Company (the “Patriot Shareholders”), will sell 44,630,000 restricted shares of the Company’s common stock (the “Patriot Shares”) to the SenRun Shareholders in consideration of the payment of Five Hundred Seventy Five Thousand U.S. Dollars (US $575,000) (the “Purchase Price”); and

WHEREAS, Everwin Development Ltd now holds 100% of the issued share capital of Hong Kong Jin Yuan, will be a signatory to the definitive agreements and will act as the agent for the SenRun Shareholders with respect to this Agreement and any required communications to or from the Escrow Agent.

WHEREAS, in order to provide the Company with the assurances it requires as a prerequisite to incurring legal fees and other expenses in connection with the proposed transaction, Section 13 of the Letter Agreement provides that Harbin SenRun and/or the SenRun Shareholders will deliver to the Escrow Agent a refundable deposit in the amount of U.S. $25,000, which shall be held pursuant to this Agreement; and

WHEREAS, this Agreement supersedes and replaces the provisions of the Letter Agreement with respect to the U.S. $25,000 deposit; and

WHEREAS, this Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Account (as defined below) and the duties for which the Escrow Agent will be responsible.

Agreement

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1)
Escrow. The SenRun Shareholders placed into escrow with the Escrow Agent the amount of U.S. $25,000 on or about May 7, 2007 (the “Escrow Deposit”), receipt of which is hereby acknowledged by the Escrow Agent.

2)	Acceptance. The Escrow Agent hereby accepts delivery of the Escrow Deposit and agrees to disburse such in accordance with the terms and procedures set forth in this Agreement.

3)	Administration of Escrow Fund.
Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

a)
In the event the Escrow Agent receives written notice from Everwin on or before the close of business on May 31, 2007 that the SenRun Shareholders do not wish to consummate the transactions contemplated by the Letter Agreement because they are not satisfied with the results of their due diligence review and investigation of the Company, the Escrow Agent shall promptly refund the Escrow Deposit by paying and delivering the same to Everwin.

b)
In the event the Escrow Agent does not receive written notice from Everwin in the manner and within the time period provided in (a) above, the Escrow Agent shall disburse the Escrow Deposit as follows:

(i)
In the event that Closing of the transactions contemplated by the Letter Agreement takes place on or before June 7, 2007, the Escrow Agent shall disburse the Escrow Deposit to the Patriot Shareholders at Closing and the Escrow Deposit shall be credited against the purchase price payable for the Shares by Everwin pursuant to the stock purchase agreement, or

(ii)
In the event Closing of the transactions contemplated by the Letter Agreement has not taken place by the close of business on June 7, 2007 for any reason, the Escrow Agent shall disburse the Escrow Deposit to Patriot as agreed upon liquidated damages for its costs and expenses incurred in connection the proposed transactions and not as a penalty. Notwithstanding the foregoing, however, if the Escrow Deposit is paid to Patriot pursuant to this Section 3(b)(ii), and the Closing occurs subsequent to June 7, 2006, Patriot shall pay over the Escrow Deposit to the Patriot Shareholders at the Closing and the Escrow Deposit shall be credited against the purchase price payable for the Shares by Everwin pursuant to the stock purchase agreement.

4)	Termination of Escrow Account.

a)
This Agreement shall terminate effective upon one of the following events: (i) the Escrow Agent shall have received the notice from Everwin described in Section 3(a) hereof and shall have refunded the Escrow Deposit to Everwin; (ii) the Escrow Agent shall have received notice of the Closing as described in Section 3(b)(i) hereof and shall have disbursed the Escrow Deposit to the Patriot Shareholders; (iii) the Escrow Agent shall have received notice from Patriot that Closing has not taken place by the close of business on June 7, 2007 as described in Section 3(b)(ii) hereof, and shall have disbursed the Escrow Deposit to Patriot; or (iv) the Escrow Agent shall have provided written notice to Everwin, the Company and Shepherd that the Escrow Agent has resigned as escrow agent under this Agreement.

5)	Limitation of Escrow Agent’s Liability.

a)
The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

b)
Harbin SenRun, the SenRun Shareholders, the Company and the Patriot Shareholders jointly and severally agree to indemnify the Escrow Agent, its officers, directors, employees and agents for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall be paid in equal proportion by Harbin SenRun and the SenRun Shareholders on the one hand and the Company and the Patriot Shareholders on the other hand.

6)
Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered personally or by commercial mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

a) To Escrow Agent:
Mark N. Schneider, A Professional Corporation
4764 South 900 East, Suite 3-C
Salt Lake City, Utah 84117
Attention: Mark N. Schneider, Esq.
Telephone:  (801) 263-3576
Facsimile:  (801) 685-0949

b)  To Harbin SenRun or the Harbin SenRun Shareholders:
C/O Harold H. Martin, Esq.
Counsel to Harbin SenRun and the SenRun Shareholders
17115 Kenton Drive, Suite 202A
Cornelius, NC 29031
Telephone:  (704) 584-0268
Facsimile:  (704) 895-1528

c)  To the Company and Shepherd on Behalf of the Patriot Shareholders:
Patriot Investment Corporation
6269 Jamestown Court
Salt Lake City, Utah 84121
Telephone:  (801) 566-6627
Facsimile:  (801) 255-0655

If Notice is delivered or transmitted by telecopier during the normal business hours of the recipient, it will be deemed to be received when delivered or sent by telecopier. If a Notice is delivered or transmitted by telecopier outside of normal business hours of the recipient, it will be deemed to be received at the commencement of normal business hours of the recipient on the next business day.

7)	Miscellaneous.

a)
Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

b)
Counterparts. This Agreement may be executed by facsimile in several counterparts, including counterparts by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

c)
Governing Law and Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Utah (without giving effect to principles of conflicts of laws), and the parties agree that any action relating to this Agreement shall be instituted and prosecuted in the court of the County of Salt Lake, State of Utah, and each party waives the right to change of venue.

d)
Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their permitted successors and assigns.

e)
Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

f)	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by all the parties hereto.

g)
Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

h)
Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

i)
Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

j)
Escrow Agent is Counsel to Company and Patriot Shareholders. The parties hereto acknowledge and agree that the Escrow Agent is acting as legal counsel to the Company and the Patriot Shareholders in connection with the transactions contemplated by the Letter Agreement and may not be considered to be an independent escrow agent.

k)
Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[The balance of this page is left blank intentionally]

In Witness Whereof, the parties have duly executed this Escrow Agreement as of the date first above written.

Harbin SenRun:		HARBIN SENRUN FOREST DEVELOPMENT CO., LTD.

	By:	/s/ Zhang, Chunman
	Name:	Zhang, Chunman
	Title:	Chief Executive Officer

The SenRun Shareholders:		“Everwin” EVERWIN DEVELOPMENT LIMITED

	By:	/s/ Ha, Man
	Name:	Ha, Man
	Title:	Director

“Hong Kong Jin Yuan” JIN YUAN GLOBAL LIMITED

	By:	/s/ Ha, Man
	Name:	Ha, Man
	Title:	Director

“Jin Yuan Global Limited Trust” JIN YUAN GLOBAL LIMITED TRUST

	By:	/s/ Han, Degong
	Name:	Han, Degong
	Title:	Trustee

The Company:		PATRIOT INVESTMENT CORPORATION

	By:	/s/ Bradley Shepherd
	Name:	Bradley Shepherd
	Title:	President

Shepherd:		/s/ Bradley Shepherd
Bradley Shepherd

Escrow Agent:		Mark N. Schneider, A Professional Corporation

	By:	/s/ Mark N. Schneider
Mark N. Schneider, President